Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REAFFIRMS GUIDANCE FOR

FISCAL YEAR 2009 AT ANNUAL INVESTOR DAY

Webcasts Investor Day Meeting Today

VALLEY FORGE, PA, December 11, 2008 – AmerisourceBergen Corporation (NYSE: ABC) today will reaffirm its previous fiscal year 2009 guidance at its Investor Day Meeting in New York City. The Company is hosting a webcast of the meeting today beginning at 12:30 pm Eastern Standard Time.

The Company continues to expect diluted earnings per share for fiscal year 2009 to be in a range of $3.08 to $3.25, which represents an increase of 7 percent to 12 percent over the $2.89 from continuing operations in fiscal year 2008. Also unchanged are the key assumptions supporting this diluted earnings per share range, which are: total revenue growth of between 1 percent and 3 percent, reflecting expected market conditions, customer mix, and the 3 percent negative impact from the loss on July 1, 2008 of a large retail drug chain; operating margin expansion in the low to mid single digit basis point range; and free cash flow in the range of $460 million to $535 million, which includes capital expenditures in the $140 million range. Assumptions also included the expected spending of approximately $350 million to repurchase AmerisourceBergen common shares in fiscal 2009.

AmerisourceBergen will webcast its Investor Day Meeting today beginning at 12:30 pm Eastern Standard Time through approximately 3:00 pm. Participating in the meeting will be: R. David Yost, President and Chief Executive Officer; Michael D. DiCandilo, Executive Vice President and Chief Financial Officer of AmerisourceBergen, and Chief Operating Officer of AmerisourceBergen Drug Corporation; Steven H. Collis, Executive Vice President of AmerisourceBergen and President AmerisourceBergen Specialty Group; Antonio Pera, Senior Vice President, Supply Chain Management; and Peyton Howell, AmerisourceBergen Specialty Group, President of Consulting Services and Health Policy. To access the live webcast, go to the Webcasts section on the Investor Relations page at www.amerisourcebergen.com. A replay of the webcast will be available for 30 days.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $70 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 11,000 people. AmerisourceBergen is ranked #28 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements about AmerisourceBergen’s future business and financial performance, estimates and prospects. These statements are based on our current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer or supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; changes in U.S. legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceuticals we distribute, including erythropoiesis-stimulating agents (ESAs) used to treat anemia patients; price inflation in branded pharmaceuticals and price deflation in generics; significant breakdown or interruption of our information technology systems; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; our ability to maintain adequate liquidity and financing sources; continued volatility and further deterioration of the capital markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Our most recent annual report on Form 10-K, quarterly reports on Forms 10-Q and current reports 8-K (which we may revise or supplement in future reports filed to the SEC) provide additional information about these risks, uncertainties and other matters. We do not undertake to update our forward-looking statements.

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